Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-182557

Southern California Gas Company

Final Term Sheet

September 18, 2012

3.75% First Mortgage Bonds, Series NN, due 2042

Issuer:	Southern California Gas Company

Securities Offered:	3.75% First Mortgage Bonds, Series NN, due 2042

Aggregate Principal Amount Offered:	$350,000,000

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2013

Coupon:	3.75%, accruing from September 21, 2012

Maturity:	September 15, 2042

Yield to Maturity:	3.778%

Spread to Benchmark Treasury:	+ 80 basis points

Benchmark Treasury:	3.00% due May 15, 2042

Benchmark Treasury Yield:	2.978%

Optional Redemption Provision:	Prior to March 15, 2042, make whole call at Adjusted Treasury Rate + 15 basis points. On and after March 15, 2042, 100% of the principal amount.

Price to Public:	99.501%, plus accrued interest, if any

Trade Date:	September 18, 2012

Settlement Date:	September 21, 2012 (T+3)

CUSIP:	842434CK6

ISIN:	US842434CK62

Anticipated Ratings[1]:	Aa3 (stable) by Moody’s Investors Service A+ (stable) by Standard & Poor’s Ratings Services AA- (stable) by Fitch Ratings

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

Joint Book-Running Managers:	BNP Paribas Securities Corp. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc. The Williams Capital Group, L.P.

Co-Managers:	Lebenthal & Co., LLC Loop Capital Markets LLC MFR Securities, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at (800) 854-5674, by calling Morgan Stanley & Co. LLC at (866) 718-1649, by calling U.S. Bancorp Investments, Inc. at (877) 558-2607 or by calling The Williams Capital Group, L.P. at (800) 924-1311.

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